As filed with the Securities and Exchange Commission on December 13, 2007
Registration No. 333-147736

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
REGISTRATION STATEMENT
FORM S-3
UNDER
THE SECURITIES ACT OF 1933
DRI CORPORATION
(Exact name of registrant as specified in its charter)

North Carolina (State or other jurisdiction of incorporation or organization)	56-1362926 (I.R.S. Employer Identification No.)
5949 Sherry Lane, Suite 1050
Dallas, Texas 75225
(214) 378-8992
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
David L. Turney
Chairman, Chief Executive Officer and President
DRI Corporation
5949 Sherry Lane, Suite 1050
Dallas, Texas 75225
(214) 378-8992
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies requested to:
Quentin Faust, Esq.
Andrews Kurth LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
     Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this registration statement as the Selling Shareholder shall determine.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of
Securities to be	Amount to be	Proposed Maximum		Proposed Maximum	Amount of
Registered	Registered(1)	Price Per Unit		Aggregate Offering Price	Registration Fee
Common Stock, par value $.10 per share	225,000	$2.61	(3)	$587,250	$18.03
Common Stock, par value $.10 per share	50,000 (2)	$2.61	(3)	$130,500	$4.00
TOTAL	275,000	n/a		$717,750	$22.03

(1)	Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers such indeterminate number of additional shares of common stock issuable upon stock splits, stock dividends, recapitalizations or other similar transactions as may be issued pursuant to the anti-dilution provisions of the warrant or otherwise.

(2)	Includes 50,000 shares of common stock issuable upon the exercise of a warrant.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE
This Amendment No. 1 to Registration Statement amends the Registrant’s Registration Statement on Form S-3 (File No. 333-147736) filed on November 30, 2007 in order to incorporate by reference certain of the Registrant’s Reports on Form 8-K filed by the Registrant after the date of filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. The Selling Shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
Subject to Completion, dated December 13, 2007.
DRI CORPORATION
275,000 Shares of Common Stock
     This prospectus relates to the offer and sale of up to 275,000 shares of common stock of DRI Corporation, a North Carolina corporation, that may be offered and sold from time to time by the shareholders described in this prospectus under “Selling Shareholders” or by pledgees, donees, transferees, assignees or other successors-in-interest that receive any of the shares as a gift, distribution or other non-sale related transfer.
     Each Selling Shareholder may offer its shares from time to time directly or through one or more underwriters, broker-dealers or agents, on The Nasdaq Capital Markets, in the over-the-counter market at market prices prevailing at the time of sale, in one or more negotiated transactions at prices acceptable to such Selling Shareholder or otherwise.
     We will not receive any proceeds from the sale of shares by the Selling Shareholders. In connection with any sales, the Selling Shareholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act.
     We will pay the expenses related to the registration of the shares covered by this prospectus. The Selling Shareholders will pay any commissions and selling expenses they may incur.
     Our common stock is traded on The Nasdaq Capital Markets under the symbol “TBUS.” The closing sale price on NASDAQ on November 26, 2007 was $2.52 per share.
     Investing in the common stock offered by this prospectus is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 5.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
     The date of this prospectus is December 13, 2007.

ABOUT THIS PROSPECTUS
     Under the registration rules, using this prospectus and, if required, one or more prospectus supplements, the Selling Shareholders may sell from time to time, in one or more offerings, the shares of common stock covered by this prospectus. The shares covered by this prospectus include 225,000 shares of common stock and 50,000 shares of common stock issuable upon the exercise of a warrant. This prospectus also covers any shares of common stock that may become issuable pursuant to anti-dilution adjustment provisions that would increase the number of shares issuable upon exercise of the warrant as a result of stock splits, stock dividends or similar transactions.
     A prospectus supplement may add, update or change information contained in this prospectus. We recommend that you read carefully this entire prospectus, especially the section entitled “Risk Factors” beginning on page 5, and any supplements before making a decision to invest in our common stock.

i

PROSPECTUS SUMMARY
          This summary highlights important information about this offering and our business. It does not include all information you should consider before investing in our common stock. Please review this prospectus in its entirety, including the risk factors and our financial statements and the related notes, before you decide to invest. Unless otherwise noted, the terms the “Company,” “DRI,” “we,” “us” and “our” refer to DRI Corporation and its consolidated subsidiaries.
Our Company
We are a market leader in transit and transportation, digital communications systems using proprietary software applications. Our products improve the flow and mobility of people through transportation infrastructure. Our transit communications products — TwinVision® and Mobitec® route destination signage systems, Talking Bus® voice announcement systems, and Internet-based, automatic vehicle monitoring systems — enhance public transportation in a number of countries around the globe.
•	We produce passenger information communication products under the DR-Talking Bus, TwinVision, and Mobitec brand names, which are sold to transportation vehicle equipment customers worldwide.

•	The DR-Talking Bus and TwinVision brands are sold in the United States and Canada.

•	The Mobitec brand is sold in Sweden, Norway, Denmark, Finland, Iceland and Greenland (“Nordic market”); and Germany, France, Poland, UK, Spain, Greece and Hungary (“European market”); as well as in South America, primarily Brazil; the Asian-Pacific market, primarily Australia; and the Mid-Eastern market, primarily Turkey and Kuwait.

•	Our customers generally fall into one of two broad categories, including, end-user customers, and original equipment manufacturers (“OEM”).

•	Our end-user customers include the following: municipalities; regional transportation districts; federal, state, and local departments of transportation; transit agencies; public, private, or commercial operators of vehicles; and rental car agencies.

•	Our OEM customers are the manufacturers of transportation vehicles. The relative percentage of sales to end-user customers compared to OEM customers varies widely and frequently from quarter-to-quarter and year-to-year, and within products and product lines comprising DRI’s mix of total sales in any given period.
U.S. Based Operations.
•	Digital Recorders, Inc. (“DR”) a wholly-owned subsidiary of DRI, based in the Research Triangle Park Area of North Carolina, was established in September 1983. DR products include computer aided dispatch Global Positioning Satellite tracking, automatic vehicle location systems; VacTell(tm) video surveillance security systems; automatic vehicle monitoring systems; Talking Bus automatic voice announcement systems. Some of these products include security-enhancement related functionality. DR’s customers include transit operating agencies, commercial transportation vehicle operators, and manufacturers of those vehicles in the North American Free Trade Agreement markets.

•	TwinVision of North America, Inc. (“TVna”), a wholly owned subsidiary of DRI based in the Research Triangle Park Area of North Carolina, was established by DRI in May 1996. TVna designs, manufactures, sells, and services electronic destination sign systems used on transit and transportation vehicles. Some of these products include security-enhancement related functionality. TVna’s customers include transit operating agencies, commercial transportation vehicle operators, and the manufacturers of those vehicles in the NAFTA markets.

•	RTI, Inc., a wholly owned subsidiary of DRI based in Dallas, Texas, was established in August 1994 and acquired by DRI in July 1998. With the acquisition of RTI, Inc., DRI also acquired TwinVision business development and marketing capabilities, as well as an exclusive license to Lite Vision Corporation’s display technology. RTI, Inc. is a marketing consulting firm devoted to the public transit industry’s needs, primarily those of European-based businesses. RTI, Inc. presently generates no revenue.
     International Based Operations.
     In June 2001, we completed the acquisition of Mobitec AB (“Mobitec acquisition”) as part of our strategy to grow the Company at an accelerated pace through both internal and external means. Mobitec AB is part of DRI-Europa AB, our corporate framework for international operations that also includes Mobitec GmbH, Mobitec Pty Ltd, and our 50% share of Mobitec Ltda. Together, these subsidiaries primarily serve the European, Nordic, Far Eastern, Middle Eastern, South American, Australian, and Asian-Pacific markets.
•	DRI-Europa AB, based in Göteborg, Sweden, is a wholly owned subsidiary of DRI that was established in February 2001 to serve as the umbrella organizational structure for DRI’s international operations at the time.

•	Mobitec GmbH (formerly known as Transit-Media GmbH) was established in 1995 and acquired by DRI in April 1996. Following the acquisition of Mobitec GmbH in June 2001, Transit-Media GmbH was merged with Mobitec GmbH in January 2002 and the combined company became Transit Media-Mobitec GmbH (“TM-M”). In the fourth quarter of 2005, TM-M was renamed Mobitec GmbH. Based in Ettlingen, Germany, Mobitec GmbH is a wholly owned subsidiary of DRI-Europa AB. Mobitec GmbH produces, sells and services Mobitec products. Mobitec GmbH’s customers include transit operating agencies, commercial transportation vehicle operators, and the manufacturers of those vehicles in select European, Asian-Pacific, and Mid-Eastern markets.

•	Mobitec AB, a wholly owned subsidiary of DRI-Europa AB and based in Göteborg, Sweden, was established in 1987 and acquired by DRI in June 2001 as part of the Mobitec acquisition. Based upon our internal market share calculations, we believe Mobitec AB holds the largest market share of electronic destination sign systems in the Nordic market. In addition to serving the Nordic market, Mobitec AB also has sales offices in Germany and Australia, as well as a 50 % owned subsidiary in Brazil, Mobitec Brazil Ltda. Mobitec AB, through its representation on the board of directors, has controlling authority over Mobitec Brazil Ltda. Mobitec AB’s customers include transit operating agencies, commercial transportation vehicle operators, and the manufacturers of those vehicles in the Nordic and select European markets.

•	Mobitec Pty Ltd, a wholly owned subsidiary of Mobitec AB based in Peakhurst NSW, Australia, was established in 2000 and acquired by DRI in June 2001 as part of the Mobitec acquisition. Mobitec Pty Ltd imports and sells Mobitec AB’s electronic destination sign systems within the Asian-Pacific market. Based upon our internal market share calculations, we believe Mobitec Pty Ltd holds a majority market share in the Australian market.

•	Mobitec Brazil Ltda, a 50% owned subsidiary of Mobitec AB based in Caxias do Sul, Brazil, was established in 1996. Our 50% interest was acquired by DRI in June 2001 as part of the Mobitec acquisition. Mobitec Brazil Ltda is engaged in manufacturing and selling electronic destinations sign systems to OEM bus manufacturers primarily in Brazil. Its products are also shipped throughout Mexico, the Caribbean, and the Middle East. The remaining 50% of Mobitec Brazil Ltda is owned by Mobitec Brazil Ltda’s Brazilian Managing Director.

•	In May, 2007, the Company announced its subsidiary in Sweden, Mobitec AB, and its subsidiary in Germany, Mobitec GmbH, (collectively, “Mobitec”) entered into an agreement with Castmaster Enterprises Private Limited, a company incorporated in India, to organize a Joint Venture Company (“JVC”) in India whereby Mobitec will own 51% of the initial equity capital of the JVC. The JVC is named Castmaster Mobitec India Private Limited (“Castmaster Mobitec”) and has exclusive rights to produce, sell and service Mobitec® destination sign systems in India and selected other markets in that region. Castmaster Mobitec is expected to begin operations in the fourth quarter of 2007.

The Offering

Common stock offered by the Selling Shareholders	275,000 shares, including:

• 225,000 shares outstanding; and

• 50,000 shares issuable upon the exercise of a warrant.

Offering prices	The shares may be offered and sold at prevailing market prices or such other prices as the Selling Shareholders may determine.

Common stock outstanding	11,184,693 shares as of November 30, 2007.

Dividend policy

•   Holders of Series AAA Redeemable Nonvoting Preferred Stock and Series E Redeemable Nonvoting Convertible Preferred Stock are entitled to receive cumulative quarterly dividends when and if declared by our board of directors, at the rate of 5% per annum and 7% per annum, respectively, in cash, on the liquidation value of those shares.

•   Holders of Series G Redeemable Convertible Preferred Stock are entitled to receive cumulative quarterly dividends when and if declared by our board of directors, at the rate of 8.0% per annum, in additional shares of the Series G Preferred, on the liquidation value of those shares.

•   Holders of Series H Convertible Preferred Stock are entitled to receive cumulative quarterly dividends when and if declared by our board of directors, at the rate of 8.0% per annum, in additional shares of the Series H Preferred, on the liquidation value of those shares.

•   Holders of Series J Convertible Preferred Stock are entitled to receive cumulative quarterly dividends when and if declared by our board of directors, at the quarterly rate of 8.0%, in cash or additional shares of our Series J Preferred, at the option of the holder, on the liquidation value of those shares.

Subject to the rights of our outstanding preferred stock and subject to restrictions imposed by an outstanding convertible subordinated debenture and related purchase agreement and our domestic senior credit facility, dividends on our common stock may be declared and paid when and as determined by our board of directors. We do not presently intend to begin paying dividends on our common stock in the foreseeable future.

Nasdaq Capital Market symbol	TBUS

Use of proceeds
We are not selling any of the shares of common stock being offered by this prospectus and will receive no proceeds from the sale of the shares by the Selling Shareholders. All of the proceeds from the sale of common stock offered by this prospectus will go to the Selling Shareholders who offer and sell their shares.

Some of the common stock offered by this prospectus may be issued upon the exercise of a warrant. We will receive proceeds from the exercise of the warrant which we will use for general corporate purposes.

Voting rights
The holders of our common stock are entitled to one vote per share on all matters to be voted on by shareholders. Under North Carolina law, the approval of the holders of shares of each series of our outstanding preferred stock, voting as a separate class, may be required for certain matters, such as mergers and amendments to our articles of incorporation.

The holders of our Series G Preferred Stock, Series H Preferred Stock and Series J Preferred Stock are entitled to vote with the holders of our Common Stock, voting together as a single class, on any matters on which holders of common stock are entitled to vote, on an “as converted” basis.

Risk Factors
          See “Risk Factors” beginning on page 5 for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Our Address
          Our principal executive offices are located at 5949 Sherry Lane, Suite 1050, Dallas, Texas 75225, and our telephone number is (214) 378-8992.

RISK FACTORS
          Investing in our common stock involves significant risks. You should carefully consider the risks and uncertainties described below, together with the other information contained in this prospectus, before you decide to invest. Many of the risks discussed below have affected our business in the past, and many are likely to continue to do so. These risks may materially adversely affect our business, financial condition, operating results or cash flows, or the market price of our common stock. Each of these risk factors could adversely affect the value of an investment in our common stock. See also “Forward-Looking Statements.”
Risks Related to Indebtedness, Financial Condition and Results of Operations
          There is substantial doubt concerning our ability to continue as a going concern. We have incurred substantial losses in prior periods and, as of September 30, 2007, have an accumulated deficit of $22.0 million. We believe that cost containment, expense reductions and increased revenues are essential if we are to continue our current operations, but we cannot assure you that we will be able to achieve sufficient cost reductions and revenue increases in future periods to allow us to do so. Our primary source of liquidity and capital resources has been from financing activities. The payment of $1.1 million on the outstanding Laurus Note in April 2007 addressed a significant short-term liquidity need. However, we may need additional financing to support operations in future periods. Historically, we have supplementally financed operations through private placements of our securities. However, there can be no assurances that such placements will occur or be possible in the future.
          Our substantial debt could adversely affect our financial position, operations and ability to grow. As of September 30, 2007, our total debt of approximately $6.7 million consisted of long-term debt in the amount of $250,000, all of which is classified as current, and short-term debt of $6.4 million. Included in the long-term debt is $250,000 outstanding under an 8.0% convertible debenture held by a shareholder and director payable in full August 26, 2009. Included in the short-term debt is $5.5 million under our domestic and European revolving credit facilities, $500,000 under a promissory note due on April 30, 2008, and a loan of $466,000 from a Swedish bank payable in four installments in December 2007, March 2008, June 2008, and September 2008. Our domestic revolving credit facility, with an outstanding balance of $3.2 million as of September 30, 2007, is payable in full on June 30, 2008. Our European revolving credit facilities have outstanding balances of $1.9 million as of September 30, 2007, under agreements with a Swedish bank with an expiration date of December 31, 2007, and an outstanding balance of $443,000 as of September 30, 2007, under an agreement with a German bank with an open-ended term. On or before the expiration date, the Company expects to renew the credit agreements with the Swedish bank with agreements substantially similar in terms and conditions. Our substantial indebtedness could have adverse consequences in the future, including without limitation:
•	we could be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, which would reduce amounts available for working capital, capital expenditures, research and development and other general corporate purposes;

•	our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate could be limited;

•	we may be more vulnerable to general adverse economic and industry conditions;

•	place us at a disadvantage compared to our competitors that may have less debt than we do;

•	it may be more difficult for us to obtain additional financing that may be necessary in connection with our business;

•	it may be more difficult for us to implement our business and growth strategies; and

•	we may have to pay higher interest rates on future borrowings.
          Some of our debt bears interest at variable rates, which may have material adverse effects on our business if they increase. If interest rates increase, or if we incur additional debt, the potential adverse consequences to our business and operations, including those described above, may be intensified. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay planned expansion and capital expenditures, sell assets, obtain additional equity financing or restructure our debt. Some of our existing credit facilities contain covenants that, among other things, limit our ability to incur additional debt.
          Future cash requirements or restrictions on cash could adversely affect our financial position, and an event of default under our outstanding debt instruments could impair our ability to conduct business operations. The following items, among others, could require unexpected future cash payments, limit our ability to generate cash or restrict our use of cash:
•	triggering of certain payment obligations, or acceleration of payment obligations, under our revolving credit facilities or our outstanding convertible debenture;

•	triggering of redemption obligations under our outstanding convertible debenture;

•	costs associated with unanticipated litigation relating to our intellectual property or other matters;

•	taxes due upon the transfer of cash held in foreign locations; and

•	taxes assessed by local authorities where we conduct business.
          In the event we are unable to avoid an event of default under one or more of our existing credit facilities, it may be necessary or advisable to retire and terminate one or more of the facilities and pay all remaining balances borrowed. Any such payment would further limit our available cash and cash equivalents. Furthermore, it is unlikely we would have adequate resources available when necessary to avoid an event of default or if we do not have adequate time to retire the credit facilities. The consequences of an event of default under one or more of our credit facilities or other debt instruments may prevent us from continuing normal business operations.
          The above cash requirements or restrictions could lead to an inadequate level of cash for operations or for capital requirements, which could have a material negative impact on our financial position and significantly harm our ability to operate the business.
          Our operating results may continue to fluctuate. Our operating results may fluctuate from period to period and period over period] depending upon numerous factors, including:
•	customer demand and market acceptance of our products and solutions;

•	new product introductions;

•	variations in product mix; and

•	delivery due-date changes.
          We operate in a market characterized by long and occasionally erratic sales cycles. The time from first contact to order delivery may be a period of two years or longer in certain instances. Delivery schedules, as first established with the customer in this long cycle may change with little or no advance notice as the original delivery schedule draws near. Our business is sensitive to the spending patterns and funding of our customers, which, in turn, are subject to prevailing economic and governmental funding conditions and other factors beyond our control. Moreover, we derive sales primarily from significant orders from a limited number of customers. For that reason, a delay in delivery of our products in connection with a single order may significantly affect the timing of our recognition of sales between periods. Moreover, sales lost due to the cancellation of, or our inability to fill, an order in one period may not be necessarily made up by sales in any future period.
Risks Related to Our Operations and Product Development
          A significant portion of our sales is derived from sales to a small number of customers. If we are not able to obtain new customers or repeat business from existing customers, our business could be seriously harmed. We sell our products to a limited and largely fixed set of customers and potential customers. We sell primarily to original equipment manufacturers and to end users such as municipalities, regional transportation districts, transit agencies, federal, state and local departments of transportation, and rental car agencies. The identity of the customers who generate the most significant portions of our sales may vary from year to year. In 2006, three customers accounted for 19.2% of our net sales, compared to three customers accounting for 22.8% of our net sales in 2005 and two major customers accounting for 22.9% in 2004. If any of our major customers stopped purchasing products from us, and we were not able to obtain new customers to replace the lost business, our business and financial condition would be materially adversely affected. Many factors affect whether customers reduce or delay their investments in products such as those we offer, including decisions regarding spending levels and general economic conditions in the countries and specific markets where the customers are located.
          We depend on third parties to supply components we need to produce our products. Our products and solutions are dependent upon the availability of quality components that are procured from third-party suppliers. Reliance upon suppliers, as well as industry supply conditions, generally involves several risks, including the possibility of defective parts (which can adversely affect the reliability and reputation of our products), a shortage of components and reduced control over delivery schedules (which can adversely affect our manufacturing efficiencies) and increases in component costs (which can adversely affect our profitability). As an example, in 2006, our European subsidiaries experienced shortages in the supply of aluminum extrusion materials, which are key components in our destination sign manufacturing process. This shortage, combined with other delivery planning difficulties, caused fulfillment and delivery of certain customer orders in our European market to be delayed. We have resolved this issue, but cannot be certain it will not occur in the future, and to the extent it does occur, it may result in lost sales opportunities in Europe, which may in turn have a material adverse effect on our results of operations.
          We have some single-sourced supplier relationships, because either alternative sources are not readily or economically available or the relationship is advantageous due to performance, quality, support, delivery, and capacity or price considerations. If these sources are unable to provide timely and reliable supply, we could experience manufacturing interruptions, delays, or inefficiencies, adversely affecting our results of operations. Even where alternative sources of supply are available, qualification of the alternative suppliers and establishment of reliable supplies could result in delays and a possible loss of sales, which could adversely affect operating results.
          Many of our customers rely, to some extent, on government funding, and that subjects us to risks associated with governmental budgeting and authorization processes. A majority of our sales address end customers having some degree of national, federal, regional, state, or local governmental-entity funding. These governmental-entity funding mechanisms are beyond our control and often are difficult to predict. Further, general budgetary authorizations and allocations for state, local, and federal agencies can change for a variety of reasons, including general economic conditions, and have a material adverse effect on us. For example, the TEA-21 legislation under which the funding for our domestic sales are derived was subject to reauthorization in 2003, but was not replaced with new legislation, SAFETEA-LU, until August 2005. In the interim period, federal funding was only available through short-term extensions of TEA-21. Underlying longer term funding uncertainties contribute to significant market disruption.
          In addition to federal funding to the public transit side of our domestic market, a majority of our customers rely on state and local funding. These tend to be affected by general economic conditions. For example, some transit operating authorities reduced service in 2004, 2005 and 2006 in response to the slow economy and uncertainties on the reauthorization of SAFETEA-LU. This can have a depressing effect on sales of our products. It is not possible to precisely quantify or forecast this type of impact. Any unfavorable change in any of these factors and considerations could have a material adverse effect upon us.
          We must continually improve our technology to remain competitive. Our industry is characterized by, and our business strategy is substantially based upon, continuing improvement in technology. This results in frequent introduction of new products, short product life cycles, and continual change in product price/performance characteristics. We must develop new technologies in our products and solutions in order to remain competitive. We cannot assure you that we will be able to continue to achieve or sustain the technological leadership that is necessary for success in our industry. In addition, our competitors may develop new technologies that give them a competitive advantage, and we may not be able to develop or obtain a right to use those or equal technologies at a reasonable cost, if at all, or to develop alternative solutions that enable us to compete effectively. A failure on our part to manage effectively the transitions of our product lines to new technologies on a timely basis could have a material adverse effect upon us. In addition, our business depends upon technology trends in our customers’ businesses. To the extent that we do not anticipate or address these technological changes, our business may be adversely impacted.

          We operate in several international locations and, in one case, with less than full ownership control. Not all countries embrace the full scope of the regulatory requirements placed on U.S. public companies. Operating under those inhibiting circumstances can make it difficult to assure that all of our internal controls are being followed as we would expect and detection of non-compliance may not be as timely as desired.
          We cannot assure you that any new products we develop will be accepted by customers. Even if we are able to continue to enhance our technology and offer improved products and solutions, we cannot assure you we will be able to deliver commercial quantities of new products in a timely manner or that our products will achieve market acceptance. Further, it is necessary for our products to adhere to generally accepted and frequently changing industry standards, which are subject to change in ways that are beyond our control.
          We may not be able to recruit or retain a qualified workforce. Our success depends in large part upon our ability to attract, motivate and retain an effective management team, qualified engineering staff and a reliable workforce. Qualified personnel to fill these positions are in short supply from time to time. An inability to recruit and retain qualified individuals could have a material adverse effect on our financial condition.
          Certain of our products contain technologies that must be developed and enhanced to meet the needs of our customers in securing, completing and fulfilling orders. This requires us to recruit and retain an engineering staff with the skills and experience necessary to develop and enhance the technologies specific to our products. Because of this technology-specific requirement, we may occasionally experience difficulties in recruiting qualified engineers. Our inability to recruit or retain qualified engineering resources may limit the number of revenue-generating projects we have in process at any one time and in turn may limit or prevent the expansion of our present operations.
          Competition for qualified employees requires us to continually assess our compensation structure. Competition for qualified employees could require higher wages, resulting in higher labor cost.
Risks Related to Our International Operations
          There are numerous risks associated with international operations, which represent a significant part of our business. Our international operations generated approximately 50% of our sales in fiscal year 2006 and in the nine months ended September 30, 2007. Our sales outside the United States were primarily in Europe (particularly the Nordic countries), South America, the Middle East, and Australia. The success and profitability of international operations are subject to numerous risks and uncertainties, such as economic and labor conditions, political instability, tax laws (including U.S. taxes upon foreign subsidiaries), and changes in the value of the U.S. dollar versus the local currency in which products are sold. Any unfavorable change in one or more of these factors could have a material adverse effect upon us.
          Complying with foreign tax laws can be complicated, and we may incur unexpected tax obligations in some jurisdictions. We maintain cash deposits in foreign locations and many countries impose taxes or fees upon removal from the country of cash earned in that country. While we believe our tax positions in the foreign jurisdictions in which we operate are proper and fully defensible, tax authorities in those jurisdictions may nevertheless assess taxes and render judgments against us. In such an event, we could be required to make unexpected cash payments in satisfaction of such assessments or judgments or incur additional expenses to defend our position. As an example, the Company’s Brazilian subsidiary was assessed $1.5 million in Industrialized Products Taxes, a form of federal value-added tax in Brazil, and related penalties and fines in 2006. The assessment was the result of an audit performed by Brazil’s Federal Revenue Service in 2006 and varying interpretations of Brazil’s complex tax law by the FRS and the Company.
Risk Related to Internal Controls
          Required reporting on internal control over financial reporting. In accordance with Section 404 of the Sarbanes-Oxley Act, we will be required to deliver our initial report on the effectiveness on our internal controls over financial reporting in connection with our annual report for the fiscal year ending December 31, 2007. We are in the process of implementing our plan for complying with Section 404 of the Sarbanes-Oxley Act. These efforts could fail to be successful, which could cause investors to lose confidence in our internal control environment.
Risks Related to Intellectual Property
          We may not be able to defend successfully against claims of infringement against the intellectual property rights of others, and such defense could be costly. Third parties, including our competitors, individual inventors or others, may have patents or other proprietary rights that may cover technologies that are relevant to our business. Claims of infringement have been asserted against us in the past. Even if we believe a claim asserted against us is not valid, defending against the claim may be costly. Intellectual property litigation can be complex, protracted, and highly disruptive to business operations by diverting the attention and energies of management and key technical personnel. Further, plaintiffs in intellectual property cases often seek injunctive relief and the measures of damages in intellectual property litigation are complex and often subjective or uncertain. In some cases, we may decide that it is not economically feasible to pursue a vigorous and protracted defense and decide, instead, to negotiate licenses or cross-licenses authorizing us to use a third party’s technology in our products or to abandon a product. If we are unable to defend successfully against litigation of this type, or to obtain and maintain licenses on favorable terms, we could be prevented from manufacturing or selling our products, which would cause severe disruptions to our operations. For these reasons, intellectual property litigation could have a material adverse effect on our business or financial condition.
Risks Related to Our Equity Securities and Convertible Debentures
          The public market for our Common Stock may be volatile. We cannot assure you that an active trading market will be sustained or that the market price of our common stock will not decline. The market price of our common stock is likely to continue to be highly volatile and could be subject to wide fluctuations in response to factors such as:
•	Actual or anticipated variations in our quarterly operating results;

•	Historical and anticipated operating results;

•	Announcements of new product or service offerings;

•	Technological innovations;

•	Competitive developments in the public transit industry;

•	Changes in financial estimates by securities analysts;

•	Conditions and trends in the public transit industry;

•	Funding initiatives and other legislative developments affecting the transit industry;

•	Adoption of new accounting standards affecting the technology industry or the public transit industry; and

•	General market and economic conditions and other factors.
          Further, the stock markets, and particularly the NASDAQ Capital Market, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies. These broad market factors have and may continue to adversely affect the market price of our Common Stock. In addition, general economic, political and market conditions, such as recessions, interest rate variations, international currency fluctuations, terrorist acts, military actions or war, may adversely affect the market price of our Common Stock.
          Our preferred stock and convertible debentures have preferential rights over our Common Stock. We currently have outstanding shares of Series AAA Redeemable, Nonvoting, Convertible Preferred Stock, Series E Redeemable, Nonvoting, Convertible Preferred Stock, Series G Redeemable, Convertible Preferred Stock, Series H Redeemable, Convertible Preferred Stock and Series J Redeemable, Convertible Preferred Stock, as well as an eight percent (8.0%) convertible debenture, all of which have rights in preference to holders of our common stock in connection with any liquidation of the Company. At September 30, 2007, the aggregate liquidation preference is $890,000 for the Series AAA

Preferred, $425,000 for the Series E Preferred, $2.0 million for the Series G Preferred, $290,000 for the Series H Preferred, and $450,000 for the Series J Preferred, in each case plus accrued but unpaid dividends, and the aggregate principal amount of the outstanding eight percent (8.0%) convertible debenture is $250,000. Holders of the Series AAA Preferred, Series E Preferred, Series G Preferred, Series H Preferred and Series J Preferred are entitled to receive cumulative quarterly dividends at the rate of five percent (5.0%) per annum, seven percent (7.0%) per annum, eight percent (8.0%) per annum, eight percent (8.0%) per annum, and eight percent (8.0%) respectively, on the liquidation value of those shares. Dividends on the Series G Preferred are payable in kind in additional shares of Series G Preferred, dividends on the Series H Preferred are payable in kind in additional shares of Series H Preferred, and dividends on the Series J Preferred are payable, at the option of the holder, in cash or additional shares of Series J Preferred. The purchase agreements, pursuant to which we issued our outstanding eight percent (8.0%) convertible debenture, as well as our domestic senior credit facility, prohibit the payment of dividends to holders of our Common Stock. The holder of the debenture has the right to require us to redeem the debenture upon the occurrence of certain events, including certain changes in control of the Company or our failure to continue to have our stock listed on the NASDAQ Stock Market or another stock exchange. In such an event, the holder would have the right to require us to redeem the debenture for an amount equal to the principal amount plus an 18% annual yield on the principal amount through the date of redemption, and we might not have the ability to make the required redemption payments. The preferential rights of the holders of our convertible debenture and preferred stock could substantially limit the amount, if any, that the holders of our common stock would receive upon any liquidation of the Company.
Risks Related to Anti-Takeover Provisions
          Our articles of incorporation, bylaws and North Carolina law contain provisions that may make takeovers more difficult or limit the price third parties are willing to pay for our stock. Our articles of incorporation authorize the issuance of shares of “blank check” preferred stock, which would have the designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without shareholder approval (but subject to applicable regulatory restrictions), to issue additional preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common stock. Our board of directors could also use the issuance of preferred stock, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. In addition, our bylaws require that certain shareholder proposals, including proposals for the nomination of directors, be submitted within specified periods of time in advance of our annual shareholders’ meetings. These provisions could make it more difficult for shareholders to effect corporate actions such as a merger, asset sale or other change of control of our company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our Common Stock, and they may have the effect of delaying or preventing a change in control.
          We are also subject to two North Carolina statutes that may have anti-takeover effects. The North Carolina Shareholder Protection Act generally requires, unless certain “fair price” and procedural requirements are satisfied, the affirmative vote of 95% of our voting shares to approve certain business combination transactions with an entity that is the beneficial owner, directly or indirectly, of more than 20% of our voting shares, or with one of our affiliates if that affiliate has previously been a beneficial owner of more than 20% of our voting shares. The North Carolina Control Share Acquisition Act, which applies to public companies that have substantial operations and significant shareholders in the state of North Carolina, eliminates the voting rights of shares acquired in transactions (referred to as “control share acquisitions”) that cause the acquiring person to own a number of our voting securities that exceeds certain threshold amounts, specifically, one-fifth, one-third and one-half of our total outstanding voting securities. There are certain exceptions. For example, this statute does not apply to shares that an acquiring person acquires directly from us. The holders of a majority of our outstanding voting stock (other than such acquiring person, our officers and our employee directors) may elect to restore voting rights that would be eliminated by this statute. If voting rights are restored to a shareholder that has made a control share acquisition and holds a majority of all voting power in the election of our directors, then our other shareholders may require us to redeem their shares at fair value. These statutes could discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial position in our equity securities or seeking to obtain control of us. They also might limit the price that certain investors might be willing to pay in the future for shares of our Common Stock, and they may have the effect of delaying or preventing a change of control.

          The adoption of our shareholder rights agreement may discourage third parties from making takeover offers, including takeover offers that might result in a premium being paid for shares of our common stock. Effective September 22, 2006, the Company entered into a shareholder rights agreement designed to prevent any potential acquirer from gaining control of the Company without fairly compensating the stockholders and to protect the Company from unfair or coercive takeover attempts. In furtherance of the shareholder rights agreement, the Board of Directors approved the declaration of a dividend of one right for each outstanding share of the Company’s common stock on the record date of October 9, 2006. Each of the rights, which are not currently exercisable, entitles the holder to purchase 1/1000th of a share of the Company’s Series D Junior Participating Preferred Stock at an exercise price of $5.00. In general, the rights will become exercisable only if any person or group of affiliated persons makes a public announcement that it has acquired 15% or more of the Company’s stock or that it intends to make or makes a tender offer or exchange offer for 15% or more of the Company’s stock. Following the announcement of any such acquisition or offer, the rights are redeemable by us at a price of $0.01 per right.
          The effect of this rights plan could prevent or deter a potential unsolicited takeover of us by causing substantial dilution of an acquirer of 15% or more of our outstanding common stock. This could delay or prevent a third party from acquiring us even if the acquisition would be beneficial to our stockholders. These factors could also reduce the price that certain investors might be willing to pay for shares of our common stock and result in the market price being lower than it might be without these provisions. Therefore, mergers and acquisitions of us that our stockholders may consider in their best interests may not occur.
          Provisions of our bylaws limit the ability of shareholders to call special meetings of shareholders and therefore could discourage, delay or prevent a merger, acquisition or other change in control of our company. On September 12, 2007, the Board of the Company voted to amend and restate the bylaws of the Company. The Amended and Restated Bylaws of the Company became effective on September 12, 2007. Under the amended and restated bylaws, special meetings of the shareholders may be called by the Chairman of the Board, the President, the Board or any shareholder or shareholders holding in the aggregate fifty-one percent (51%) of the voting power of all the shareholders. Prior to the amendment and restatement of the bylaws, special meetings of the shareholders could be called by the Chairman of the Board, the President, the Board or any shareholder or shareholders holding in the aggregate thirty-five percent (35%) of the voting power of all the shareholders.
          The effect of this provision of our Amended and Restated Bylaws could delay or prevent a third party from acquiring the Company or replacing members of the Board, even if the acquisition or the replacements would be beneficial to our shareholders. These factors could also reduce the price that certain investors might be willing to pay for shares of our common stock and result in the market price being lower than it might be without these provisions.
Risks Associated with Potential Growth
          We may not be able to obtain the financing we will need to implement our operating strategy. We cannot assure you that our revolving credit facilities and cash flow from operations will be sufficient to fund our current business operations for the next 12 months, nor can we assure you that we will not require additional sources of financing to fund our operations. Additional financing may not be available to us on terms we consider acceptable, if available at all. If we cannot raise funds on acceptable terms, we may not be able to develop next-generation products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which could have a material adverse effect on our ability to grow our business. Further, if we issue equity securities, holders of our common stock may experience dilution of their ownership percentage, and the new equity securities could have rights, preferences or privileges senior to those of our Common Stock.
          There are many risks associated with potential acquisitions. We intend to continue to evaluate potential acquisitions that we believe will enhance our existing business or enable us to grow. If we acquire other companies or product lines in the future, it may dilute the value of existing shareholders’ ownership. The impact of dilution may restrict our ability to consummate further acquisitions. Issuance of equity securities in connection with an acquisition may further restrict utilization of net operating loss carryforwards because of an annual limitation due to ownership changes under the Internal Revenue Code. We may also incur debt and losses related to the impairment of goodwill and other intangible assets if we acquire another company, and this could negatively impact our results of operations. We currently do not have any definitive agreements to acquire any company or business, and we may not be able to identify or complete any acquisition in the future. Additional risks associated with acquisitions include the following:
•	It may be difficult to assimilate the operations and personnel of an acquired business into our own business;

•	Management information and accounting systems of an acquired business must be integrated into our current systems;

•	Our management must devote its attention to assimilating the acquired business, which diverts attention from other business concerns;

•	We may enter markets in which we have limited prior experience; and

•	We may lose key employees of an acquired business.
FORWARD-LOOKING STATEMENTS
          “Forward-looking” statements appear throughout this prospectus. We have based these forward-looking statements on our current expectations and projections about future events. It is important to note our actual results could differ materially from those contemplated in our forward-looking statements as a result of various factors, including those described in our 2006 Annual Report on Form 10-K, as well as all other cautionary language in this prospectus and in the other material incorporated by reference in this prospectus. You should be aware that the occurrence of the events described in these considerations and elsewhere in this prospectus and our other SEC filings could have an adverse effect on our business, results of operations or financial condition.
          Forward-looking statements included or incorporated by reference in this prospectus that are subject to substantial risks, assumptions and uncertainties include, without limitation, the following:
•	Statements about our ability to continue as a going concern

•	Statements regarding our ability to meet our current capital requirements;

•	Statements regarding our ability to meet and maintain our existing debt obligations, including obligations to make payments under such debt instruments;

•	Statements regarding our future cash flow position;

•	Statements regarding our ability to obtain lender financing sufficient to meet our working capital requirements;

•	Statements about our efforts to manage and effect certain fixed cost reductions;

•	Statements regarding our ability to achieve other expense reductions;

•	Statements regarding the timing or amount of future revenues;

•	Statements regarding product sales in future periods;

•	Statements regarding the effectiveness of any of management’s strategic objectives or initiatives or the implications thereof on our shareholders, creditors, or other constituencies;

•	Statements regarding expected results;

•	Statements regarding current trends and indicators;

•	Statements regarding our ability to implement plans for complying with Section 404 of the Sarbanes-Oxley Act of 2002;

•	Statements regarding changes in future federal or state funding for transportation and or security related funding;

•	Statements regarding possible growth through acquisitions;

•	Statements regarding future sources of capital to fund such growth, including sources of additional equity financing;

•	Statements regarding anticipated advancements in technology related to our products and services;

•	Statements regarding future product and service offerings;

•	Statements regarding the success of product and service introductions;

•	Statements regarding the ability to include additional security features to existing products and services;

•	Statements regarding the potential positive effect such additional security features may have on future revenues;

•	Statements regarding the expected contribution of sales of new and modified security related products to our profitability;

•	Statements regarding future events or expectations including the expected timing of order deliveries;

•	Statements regarding the expected customer acceptance of products;

•	Statements regarding potential benefits our security features may have for our customers;

•	Statements regarding the success of special alliances with various product partners;

•	Statements regarding the availability of alternate suppliers of the component parts required to manufacture our products;

•	Statements regarding our intellectual property rights and our efforts to protect and defend such rights; and

•	Statements that contain words like “believe,” “anticipate,” “expect” and similar expressions that are used to identify forward-looking statements.
          You should be aware that all of our forward-looking statements are subject to a number of risks, assumptions and uncertainties, such as (and in no particular order):
•	Risks that we may not be able to continue as a going concern;

•	Risks that we may not be able to meet our capital requirements;

•	Risks that we may not be able to meet and maintain our debt obligations, including obligations to make payments under such debt instruments;

•	Risks regarding our future cash flow position;

•	Risks that we may be unable to obtain lender financing sufficient to meet our working capital requirements;

•	Risks that we may not be able to effect desired and planned reductions in certain fixed costs;

•	Risks that we may not be able to achieve other expense reductions;

•	Risks that management’s strategic objectives or initiatives may not be effective;

•	Risks that assumptions behind future revenue timing or amounts may not prove accurate over time;

•	Risks that current trends and indicators may not be indicative of future results;

•	Risks that we may lose customers or that customer demand for our products and services may decline;

•	Risks that there will be reductions in federal and/or state funding for the transportation and/or security industry;

•	Risks that we may be unable to grow through acquisitions;

•	Risks that we may be unable to secure additional sources of capital to fund growth, including the inability to secure additional equity financing;

•	Risks that future technological advances may not occur when anticipated or that future technological advances will make our current product and service offerings obsolete;

•	Risks that potential benefits our security products may have for our customers do not materialize;

•	Risks that we will be unable to meet expected timing of order deliveries;

•	Risks that product and service offerings may not be accepted by our customers;

•	Risks that product and service introductions may not produce desired revenue results;

•	Risks that we may be unable to create meaningful security product features in either new or existing products;

•	Risks regarding the uncertainties surrounding our anticipated success of special alliances with various product partners;

•	Risks that our efforts to implement plans to comply with Section 404 of the Sarbanes-Oxley Act could fail to be successful;

•	Risks that we may be unable to obtain alternate suppliers of our component parts if our current suppliers are no longer available or cannot meet our future needs for such parts; and

•	Risks that our efforts to protect and defend our intellectual property rights will not be sufficient.
          These lists are only examples of the forward-looking statements that are subject to substantial uncertainty. If any of these risks or uncertainties materialize (or if they fail to materialize), or if the underlying assumptions are incorrect, then actual results may differ materially from those projected in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our analysis, judgment, belief or expectation only as of the date of this prospectus. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this prospectus.
USE OF PROCEEDS
          We are not selling any of the shares of common stock being offered by this prospectus and will receive no proceeds from the sale of the shares by the Selling Shareholders. All of the proceeds from the sale of common stock offered by this prospectus will go to the Selling Shareholders who offer and sell their shares.
          Some of the common stock offered by this prospectus may be issued upon the exercise of a warrant. We will receive proceeds from the exercise of the warrant which we will use for general corporate purposes.

SELLING SHAREHOLDERS
          The shares of common stock being offered by the Selling Shareholders are currently held by a Selling Shareholder and issuable upon exercise of a warrant previously issued to a Selling Shareholder. We are registering the shares of common stock in order to permit the Selling Shareholders to offer the shares for resale from time to time.
          The following table sets forth, as of November 30, 2007, information as to the shares of common stock that may be sold in this offering by the Selling Shareholders. Because the Selling Shareholders may offer all or a portion of the shares of common stock offered by this prospectus at any time and from time to time after the date hereof, we cannot predict the number of shares that each Selling Shareholder may retain upon completion of this offering. In the table below, the percentage ownership after the offering is based upon the assumed sale by the Selling Shareholders of all shares they may offer for sale pursuant to this prospectus. Beneficial ownership includes both outstanding common stock and shares issuable upon the exercise of warrants or upon conversion of preferred stock, without regard to any limitations on exercise contained in the instruments defining the rights of the holders of the warrants or the preferred stock. Except as indicated in the footnotes to the table, all warrants and options are exercisable presently or within 60 days after November 30, 2007. The percentages for each shareholder are calculated based on the number of outstanding shares at November 30, 2007 (11,184,693) plus the additional shares that the shareholder is deemed to beneficially own as set forth in the table, which includes some of the shares offered by this prospectus. The exercise prices of the warrants pursuant to which those additional securities are issuable are subject to adjustment in certain circumstances. The number of shares of common stock covered by this prospectus is subject to change in the event that the outstanding shares of our common stock are subdivided or increased or decreased by stock split or stock dividend. The shares offered by this prospectus shall be deemed to include shares offered by any pledgee, donee, transferee or other successor in interest of any of the Selling Shareholders listed below, provided that this prospectus is amended or supplemented if required by applicable law. The Selling Shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

			Maximum Number of
	Number of Shares	Percentage	Shares to
	Owned	Owned	be Sold	Number of Shares
	Prior to	Prior to the	Pursuant to this	Owned After	Percentage Owned
Name of Selling Shareholder	Offering	Offering	Prospectus	Offering	After Offering

J. Phillips L. Johnston (1)	52,200	*	50,000	2,200	*
Laurus Master Fund, Ltd. (2)	305,000	2.7%	225,000	80,000	*

*	Less than one percent.

(1)	The shares being offered by J. Phillips L. Johnston consist of 50,000 shares issuable upon the exercise of a presently exercisable warrant with an exercise price of $2.50 per share. J. Phillips L. Johnston beneficially owns 52,200 shares, consisting of 50,000 shares issuable upon the exercise of the warrant and 2,200 additional shares owned outright that are not being offered by this prospectus.

(2)	The shares being offered by Laurus Master Fund, Ltd. consist of 225,000 shares owned outright. Laurus Master Fund, Ltd. beneficially owns 305,000 shares, consisting of 225,000 shares owned outright and 9,943 shares owned by Valens U.S. Fund, LLC and 70,057 shares owned by Valens Offshore SPV II, Corp. David Grin and Eugene Grin are each controlling principals of Laurus Capital Management, LLC, which manages Laurus Master Fund, Ltd., and are each controlling principals of Valens Capital Management, LLC, which manages Valens U.S. Fund, LLC and Valens Offshore SPV II, Corp.
          On March 16, 2006, we entered into a $6 million two-year working capital facility with Laurus Master Fund, Ltd., which is one of the Selling Shareholders listed above. The loan agreement that governs the Laurus facility has no financial covenants, and borrowing availability is based upon accounts receivable and inventory. The facility is secured by all of our tangible and intangible U.S. assets. In connection with our entry into the agreement, we paid fees and expenses to Laurus in the amount of $251,000. Pursuant to terms of an Omnibus Amendment effective December 31, 2006, the maturity date of the Laurus facility was extended to June 30, 2008.

          On April 28, 2006, we entered into a Securities Purchase Agreement with Laurus Master Fund, Ltd. whereby we issued a one-year, secured term promissory note in the original principal amount of $1.6 million. The note is secured by all of our tangible and intangible U.S. assets. In connection with our entry into the agreement, we paid fees and expenses to Laurus in the amount of $57,600 and also granted Laurus warrants to purchase 80,000 shares with an exercise price of $2.00 per share. Pursuant to terms of an Omnibus Amendment effective December 31, 2006, we were allowed the option to extend up to $500,000 of the principal amount due under the note until April 30, 2008. On April 30, 2007, we exercised this option by making payment of $1.1 million to Laurus to reduce the outstanding amount due under the note.
PLAN OF DISTRIBUTION
          We are registering the shares of common stock previously issued and the shares of common stock issuable upon exercise of the warrant to permit the resale of these shares of common stock by the holders of the common stock and the warrant from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders. We will bear all fees and expenses incident to our obligation to register the shares of common stock.
          The Selling Shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,
•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions other than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the SEC;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
          The Selling Shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.
          If the Selling Shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The Selling Shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions. The Selling Shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.
          The Selling Shareholders may pledge or grant a security interest in the warrant or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
          The Selling Shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
          Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
          We have advised each Selling Shareholder that under current interpretations it may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date on which this registration statement shall have been declared effective by the SEC. If a Selling Shareholder uses this prospectus for any sale of our common stock, it will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended.
          There can be no assurance that any Selling Shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.
          The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
          We will not receive any proceeds from the sale of our common stock pursuant to this prospectus. We will receive proceeds from the exercise of the warrant which we will use for general corporate purposes. We will pay all expenses of the registration of the shares of common stock pursuant to a registration rights agreement, estimated to be approximately $30,022.03 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholders against liabilities, including some liabilities under the Securities Act, in accordance with a registration rights agreement, or the Selling Shareholders will be entitled to contribution. We may be indemnified by the Selling Shareholders against civil liabilities, including liabilities under the Securities Act, which may arise from any written information furnished to us by the Selling Shareholders specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.
          Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS
          The legality of the shares of common stock offered by this prospectus has been passed upon for us by Gray, Layton, Kersh, Solomon, Sigmon, Furr & Smith, P.A. of Gastonia, North Carolina.
          David M. Furr is a partner in the law firm Gray, Layton, Kersh, Solomon, Sigmon, Furr & Smith, P.A. Mr. Furr beneficially owns 59,973 shares of our common stock, including shares held of record, shares issuable upon exercise of warrants and shares beneficially owned by family members. Mr. Furr disclaims ownership of 47,391 of such shares, which are beneficially owned by his wife.
EXPERTS
          The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
          We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public through the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330.
          As permitted by the SEC’s rules, we “incorporate by reference” into this prospectus information contained in certain documents we file with the SEC, which means we disclose to you important information concerning us by referring you to those documents incorporated by reference. Those documents that we are incorporating by reference into this prospectus form an important part of this prospectus.
          We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act so long as the registration statement of which this prospectus is a part remains effective.
•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007;

•	Our Current Reports on Form 8-K dated January 8, 2007, January 16, 2007, February 7, 2007, February 28, 2007, March 1, 2007, March 19, 2007, March 29, 2007, April 3, 2007, April 4, 2007, May 1, 2007, May 2, 2007, May 2, 2007, May 3, 2007, May 8, 2007, May 10, 2007, May 14, 2007, May 15, 2007, May 16, 2007, May 22, 2007, June 6, 2007, June 12, 2007, June 13, 2007, June 14, 2007, June 15, 2007, June 21, 2007, July 10, 2007, July 12, 2007, July 13, 2007, July 18, 2007, July 19, 2007, July 24, 2007, July 30, 2007, August 1, 2007, August 2, 2007, August 3, 2007, August 6, 2007, August 7, 2007, August 9, 2007, August 10, 2007, August 14, 2007, August 15, 2007, August 21, 2007, August 22, 2007, September 6, 2007, September 12, 2007, September 13, 2007, September 14, 2007, September 18, 2007, September 20, 2007, September 26, 2007, September 27, 2007, October 4, 2007, October 10, 2007, October 12, 2007, October 16, 2007, October 17, 2007, October 23, 2007, October 24, 2007, October 31, 2007, November 1, 2007, November 13, 2007, November 14, 2007, November 27, 2007, November 29, 2007, December 5, 2007, December 12, 2007 and December 13, 2007; and

•	The description of our capital stock contained under the heading “Description of Securities” contained in our registration statement on Form S-1 (Registration No. 333-127962) filed on August 30, 2005, as supplemented by the Current Reports on Form 8-K filed on March 21, 2006, March 23, 2006 and June 15, 2007.
          Please note that we will not incorporate by reference into this prospectus any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K that we furnish to the SEC after the date of this prospectus unless, and except to the extent, specified in that Current Report.
          The information contained in this prospectus will be updated and supplemented by the information contained in the documents that we file with the SEC in the future, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, that are incorporated by reference in this prospectus as noted above. The information contained in those documents will also be considered to be part of this prospectus and will automatically update and supersede, as appropriate, the information contained in this prospectus and in the documents previously filed with the SEC and incorporated by reference into this prospectus. When we use the term “prospectus” in this prospectus, we are referring to this prospectus as updated and supplemented by all information incorporated by reference herein from our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K as described above, as well as from the other documents incorporated by reference in this prospectus as described above.
          You can obtain any of our filings incorporated by reference into this prospectus through us or from the SEC as noted above. We will provide to you a copy of any or all of the information incorporated by reference in this prospectus free of charge. To request any such filing or other documents, you should write or call: DRI Corporation, 5949 Sherry Lane, Suite 1050, Dallas, Texas 75225, Attention: Investor Relations, Telephone: (214) 378-8992.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
          The expenses we expect to incur in connection with the registration of the shares covered by this registration statement are listed below. All fees, except the SEC registration fee, are estimated.

Current
Registration
Statement
SEC Registration Fee	$22.03
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$15,000
Printing Expenses	$4,000
Miscellaneous	$1,000

Total	$30,022.03
Item 15. Indemnification of Directors and Officers
          Under our Amended and Restated Articles of Incorporation, as amended, our directors will have no personal liability to us or to our shareholders for monetary damages incurred as the result of the breach or alleged breach by a director of any duty as a director. This provision does not apply to a director’s (i) acts or omissions that a director knows or believes were clearly in conflict with our best interests, (ii) approval of an unlawful dividend or distribution, or (iii) approval of any transaction from which the director derives an improper personal benefit. In addition, our Amended and Restated Articles of Incorporation provide that if North Carolina law is amended to permit further limitation or elimination of the personal liability of a director, the personal liability of our directors will be limited or eliminated to the fullest extent permitted by the applicable law. This provision does not limit or eliminate the rights of any shareholder to obtain non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty.
          Under the North Carolina Business Corporation Act (the “North Carolina Act”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents, and those who serve, at the corporation’s request, in such capacities with another enterprise, in accordance with applicable law. Our Bylaws provide for indemnification of such persons to the full extent allowable under applicable law.
Item 16. Exhibits and Financial Statement Schedules
(a) Exhibits
          The following documents are filed herewith or have been included as exhibits to previous filings with the SEC and are incorporated herein by this reference:

Exhibit
No.	Document
4.1	Form of specimen certificate for Common Stock of the Company (incorporated herein by reference to the Company’s Report on Form 8-K filed on April 14, 2004)

*5.1	Opinion of Gray, Layton, Kersh, Solomon, Sigmon, Furr & Smith, P.A.

Exhibit
No.	Document
23.1	Consent of PricewaterhouseCoopers LLP (filed herewith)

*23.2	Consent of Gray, Layton, Kersh, Solomon, Sigmon, Furr & Smith, P.A.

*24.1	Powers of Attorney
* Previously filed.
Item 17. Undertakings
(a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) under the Securities Act that is part of the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
               (i) If the registrant is relying on Rule 430B:
                    (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                    (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is a part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
                    (ii) If the registration is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 13, 2007.

DRI CORPORATION
By:	/s/ David L. Turney
David L. Turney
Chairman of the Board, Chief Executive Officer and President

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ David L. Turney David L. Turney		Chairman of the Board, Chief Executive Officer, and President (Principal Executive Officer)	December 13, 2007

/s/ Stephen P. Slay Stephen P. Slay		Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	December 13, 2007

* John D. Higgins		Director	December 13, 2007

* C. James Meese, Jr.		Director	December 13, 2007

* Stephanie L. Pinson		Director	December 13, 2007

* John K. Pirotte		Director	December 13, 2007

* Juliann Tenney		Director	December 13, 2007

*By:	/s/ Stephen P. Slay Attorney-in-Fact

EXHIBIT INDEX
          The following documents are filed herewith or have been included as exhibits to previous filings with the SEC and are incorporated herein by this reference:

Exhibit
No.	Document
4.1	Form of specimen certificate for Common Stock of the Company (incorporated herein by reference to the Company’s Report on Form 8-K filed on April 14, 2004)

*5.1	Opinion of Gray, Layton, Kersh, Solomon, Sigmon, Furr & Smith, P.A.

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith)

*23.2	Consent of Gray, Layton, Kersh, Solomon, Sigmon, Furr & Smith, P.A.

*24.1	Powers of Attorney

* Previously filed.